Exhibit 99.1

FOR IMMEDIATE RELEASE                                                                         Contact:     Heather Browne

January 12, 2010                                                                                                            Director, Communications
                                                                                                                                     713-753-3775
                                                                                                                                     heather.browne@kbr.com

                                                                                                                                     Rob Kukla, Jr.
                                                                                                                                     Director, Investor Relations
                                                                                                                                     713-753-5082
                                                                                                                                     investors@kbr.com

KBR RECEIVES ARBITRATION AWARD AGAINST PEMEX

HOUSTON – KBR (NYSE: KBR) announced today its Mexican subsidiary, Commisa, has received an arbitration award against Pemex Exploration and Production (PEP), a subsidiary of PEMEX, the Mexican national oil company. The base award is in the amount of approximately $286M. The award also includes legal and administrative recovery fees as well as interest bringing the award total to in excess of $350M. PEP was awarded approximately $6M on counterclaims, plus interest on a portion of that sum.

The award arises out of a 1997 EPC contract and PEP’s resulting failure to pay Commisa fully for the construction of two large platforms, as well as the related flare and incinerator platforms, off the coast of Mexico in the Bay of Campeche.

The arbitration was conducted by the International Chamber of Commerce. The final arbitration hearings were conducted in December 2007, the arbitration award is dated December 16, 2009 and Commisa was notified of the award January 11, 2010.

“This arbitration closes the chapter on a significant legacy litigation issue for KBR,” said William P. Utt, KBR Chairman, President and Chief Executive Officer. “With this matter now resolved, the company can move forward and reinvigorate its continued efforts of being the global contractor of choice.”

This is the third recent arbitration award received by KBR subsidiaries Commisa and Combisa against PEP, all arising from works performed in the Bay of Campeche. The two prior awards have been satisfied by PEP.

KBR is a global engineering, construction and services company supporting the energy, hydrocarbon, government services, minerals, civil infrastructure, power and industrial markets. For more information, visit www.kbr.com.